Amalgamated Financial Corp. Appoints Meredith Miller to its Board of Directors NEW YORK, July 27, 2022: Amalgamated Financial Corp. (“Amalgamated” or the “Company”) (Nasdaq: AMAL) today announced the appointment of Meredith Miller as an independent director to the Company’s Board of Directors, effective [immediately]. Ms. Miller is internationally recognized as a leader in corporate governance occupying various board and senior leadership roles with over 30 years of experience in the public and private sector. Of particular significance is Ms. Miller’s experience and advocacy in the pursuit of advancing diversity in corporate boards as well as her extensive corporate governance experience spanning human capital management, ESG, and sustainable investing. Priscilla Sims Brown, President and Chief Executive Officer of Amalgamated, commented, “I am excited to welcome Meredith to the Amalgamated Board. Meredith has been a pioneer in the advocacy for diversity in corporate America, improving disclosure rules on human capital management, and proposals on climate risk assessments. Her experience and passion strongly align with Amalgamated’s mission and values; and I am looking forward to partnering with Meredith as we work to further grow Amalgamated’s brand across the country as we execute our strategy to accelerate growth and improve the Bank’s profitability.” Ms. Miller added, “Having spent a majority of my career focused on Environmental, Social and Governance issues, I could not be more excited to join Amalgamated’s Board of Directors. Amalgamated’s commitment to being America’s most socially responsible bank is not only good for its customers and employees but also good for business. More so than ever before, Customers are demanding to know what their money is being used to finance. Doing business with a bank that will stay true to its mission and values is resonating with customers and provides an opportunity to take significant market share. I am looking forward to working with Priscilla and the entire management team as we work to expand the Company’s mission and business.’ Ms. Miller is currently the Managing Member of Corporate Governance and Sustainable Strategies LLC (“CGSS”) providing counsel on various ESG strategies to the investor community. Prior to joining CGSS, she served as the Chief Corporate Governance Officer of the UAW Retiree Medical Benefits Trust from 2010 to 2021. Prior to that, Ms. Miller served as the Assistant Treasurer for Policy at the Office of the Connecticut State Treasurer from 1999 – 2010. From 1993 to 1998, Ms. Miller served in a series of roles at the Pension and Benefits Welfare Administration, an agency of the U.S. Department of Labor. Earlier in her career, Ms. Miller held leadership positions at the American Federation of Labor and Congress of Industrial Organizations and the Service Employees International Union in Washington, DC.

Ms. Miller holds a BA from Hampshire College, a Master of Science in Industrial & Personnel Relations from the London School of Economics and has completed various PhD courses at the University of Illinois School of Labor & Employment Relations and Cornell University’s New York State School of Industrial & Labor Relations. ### About Amalgamated Financial Corp. Amalgamated Financial Corp. is a Delaware public benefit corporation and a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, Amalgamated Bank. Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of five branches across New York City, Washington D.C., and San Francisco, and a commercial office in Boston. Amalgamated Bank was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country's oldest labor unions. Amalgamated Bank provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. Amalgamated Bank is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of March 31, 2022, our total assets were $7.7 billion, total net loans were $3.4 billion, and total deposits were $7.0 billion. Additionally, as of March 31, 2022, our trust business held $39.7 billion in assets under custody and $15.1 billion in assets under management. Investor Contact: Jamie Lillis Solebury Trout shareholderrelations@amalgamatedbank.com 800-895-4172 Source: Amalgamated Financial Corp.